Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information and to the use of our reports: (1) dated April 1, 2021 with respect to the financial statements of Principal Life Insurance Company Variable Life Separate Account, (2) dated March 12, 2021 with respect to the consolidated financial statements of Principal Life Insurance Company, and (3) dated March 12, 2021 with respect to the financial statement schedules of Principal Life Insurance Company, in Post-Effective Amendment No. 13 to the Registration Statement (Form N-6, No. 333-146896) of Principal Life Insurance Company Variable Life Separate Account and the related prospectus of the Principal Variable Universal Life Income II.

/s/Ernst & Young LLP
Des Moines, Iowa
April 29, 2021